                           CMAC INVESTMENT CORPORATION
                        SCHEDULE OF NET INCOME PER SHARE


                                                         QUARTER ENDED JUNE 30         SIX MONTHS ENDED JUNE 30
                                                       ------------------------        ------------------------
                                                         1997          1996(1)           1997          1996(1)
                                                       --------        --------        --------        --------
(In thousands, except per-share amounts and market prices)

Net income .....................................       $ 18,562        $ 15,271        $ 35,846        $ 29,698
Preferred stock dividend adjustment ............           (825)           (825)         (1,650)         (1,650)
                                                       --------        --------        --------        --------
Adjusted net income ............................       $ 17,737        $ 14,446        $ 34,196        $ 28,048

Average dilutive stock options outstanding .....        1,546.2         1,540.1         1,561.6         1,524.6
Average exercise price per share ...............       $  16.19        $  14.19        $  16.16        $  14.07
Average market prices - primary basis ..........       $  39.86        $  27.26        $  37.39        $  26.88
Average market price - fully diluted basis .....       $  47.75        $  28.56        $  40.56        $  28.41

Average common share outstanding ...............         22,440          22,336          22,429          22,312
Increase in shares due to exercise of options -
 primary basis .................................            918             738             882             726
Increase in shares due to exercise of options -
 fully diluted basis ...........................          1,022             775             918             769

Adjusted shares outstanding - primary ..........         23,358          23,074          23,311          23,038
Adjusted shares outstanding - fully diluted ....         23,462          23,111          23,347          23,081

Net income per share - primary and fully diluted       $   0.76        $   0.63        $   1.47        $   1.22
                                                       ========        ========        ========        ========


(1) All share and per-share data have been restated to reflect the stock split. See Note 3.